Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2022

Third Quarter, Nine Months Financial Results

Stroudsburg, PA. – July 27, 2022 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $1.8 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the fiscal third quarter and nine months ended June 30, 2022.

Net income was $5.0 million, or $0.51 per diluted share, for the three months ended June 30, 2022, up from $4.0 million, or $0.41 per diluted share, for the three months ended June 30, 2021. For the nine months of 2022, net income was $14.2 million, or $1.46 per diluted share compared with $12.5 million, or $1.25 per diluted share, for the nine months ended June 30, 2021. Other highlights include:

•	Highest quarterly earnings in Company history, surpassing $5 million for the first time.

•	Return on average assets of 1.08% for the quarter.

•	Commercial real estate loans up 9% year to date.

•	Lehigh Valley, suburban Philadelphia markets drive commercial banking activity.

•	Asset quality remained strong. Nonperforming assets to total assets of 0.43% at June 30, 2022 compared to 0.88% at September 30, 2021.

•	Cost of funds declined to 0.16% for the quarter.

•	Efficiency ratio of 62.6% for the quarter.

•	Balance sheet strategies support tangible book value increase to $19.02 per share at June 30, 2022 from $17.92 per share at September 30, 2021.

•	Announced in June 2022 a dividend increase of 25% to $0.15 per share.

•	Announced in June 2022 authorization for a 500,000 common stock share buyback.

Gary S. Olson, President and CEO, commented: “The Company had a strong quarter, with revenue contributions from multiple commercial and retail banking sectors, increasing productivity and efficiency, and strong credit quality. Earnings reflected these strengths as third quarter 2022 net income rose 25% from a year earlier and for the nine months of 2022 increased 14% year-over-year.

“As we transitioned from the pandemic-influenced operating conditions of the past two years, commercial real estate lending increased while commercial & industrial lending began returning to more normalized activity. Cash management services strengthened commercial banking relationships and generated fee income for the Company. Continuing growth of non-interest bearing demand deposits, also a key component of business banking relationships, contributed to core deposits reaching 90% of total deposits.

“Residential mortgage originations continued at a good pace. While rate increases have, understandably, slowed residential mortgage lending, ESSA’s reputation as a premier lender and mortgage processor helped support our market share.

“Credit quality enhanced financial performance. Loan quality improved during the quarter, with reduced levels of nonperforming loans and foreclosed real estate. Based on the quality of retained loans, the Company had no provision for loan losses in the third quarter of 2022 or in the first nine months of 2022.

“Finally, balance sheet management strategies implemented in prior quarters helped offset the fair value adjustments to the Company’s investment portfolio due to rising interest rates. As a result, shareholder value was protected, reflected by significant growth in total shareholders’ equity and tangible book value.”

FISCAL THIRD QUARTER AND NINE MONTHS 2022 HIGHLIGHTS

•

For the three months ended June 30, 2022, the Company’s return on annualized average assets and return on annualized average equity increased to 1.08% and 9.40%, compared with 0.85% and 8.07%, respectively, in the comparable period of fiscal 2021. For the nine months ended June 30, 2022, the Company’s return on annualized average assets and return on annualized average equity were 1.02% and 9.04%, compared with 0.87% and 8.40%, respectively, in the comparable period of fiscal 2021.

•

Net interest income after provision for loan losses increased to $15.0 million in the quarter ended June 30, 2022, compared with $12.6 million in the comparable period of fiscal 2021, primarily reflecting the positive impact of sharply reduced interest expense and no provision for loan losses. Net interest income after provision for loan losses in the nine months of 2022 increased to $42.7 million from $36.7 million a year earlier.

•

Quarterly interest expense declined to $541,000 from $1.3 million a year earlier, reflecting repriced deposits, lower-cost borrowings, and active balance sheet management. The Company’s cost of interest-bearing liabilities declined to 0.16% in the third quarter of 2022 from 0.36% a year earlier.

•

Asset repricing in a rising rate environment contributed to net interest margin increasing to 3.40% in the third quarter of 2022 compared with 2.91% for the comparable period of fiscal 2021. The net interest rate spread improved to 3.36% in the third quarter of 2022, compared with 2.83% in the third quarter of 2021.

•

Lending activity was highlighted by 9.3% growth in commercial real estate loans to $649.3 million at June 30, 2022 from $591.1 million at September 30, 2021. During the same period, the residential mortgage portfolio increased to $597.6 million from $580.3 million.

•

Total net loans at June 30, 2022 were $1.38 billion. Growth in commercial and residential real estate loans was offset by sales of $13.6 million of lower-rate residential mortgage loans, $20.7 million in forgiveness of Payroll Protection Program (“PPP”) loans reflecting a wind down of the program, $8.6 million of continuing decline of indirect auto loans and a reduction in the tax-exempt government loan portfolio.

•

Asset quality remained strong, with a ratio of nonperforming assets to total assets of 0.43% at June 30, 2022 compared to 0.44% at March 31, 2022 and 0.88% at September 30, 2021. The allowance for loan losses to total loans was 1.31% at June 30, 2022, 1.34% at March 31, 2022 and 1.33% at September 30, 2021, respectively.

•	Total deposits were $1.37 billion at June 30, 2022, with lower-cost core deposits (demand, savings and money market accounts) comprising 89.5% of total deposits at June 30, 2022.

•	The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of 10.18% at June 30, 2022, exceeding regulatory standards for a well-capitalized institution.

•

Total stockholders’ equity increased to $213.3 million at June 30, 2022 compared with $201.8 million at September 30, 2021 and tangible book value per share at June 30, 2022 increased to $19.02 compared to $17.92 at September 30, 2021. Unrealized losses due to rising interest rates in the Company’s available for sale investment portfolio were more than offset by unrealized gains in the Company’s derivative balance sheet hedges.

•	In June 2022 the Company announced a 25% increase to its quarterly cash dividend to $0.15 per share and authorized the repurchase of up to 500,000 common stock shares.

Fiscal Third Quarter and Nine Months Income Statement Review

Total interest income was $15.5 million in the third quarter of fiscal 2022 compared with $14.4 million a year earlier, reflecting an increase in the total yield on average interest earning assets to 3.52% from 3.19%, offset in part, by a decline in average interest earning assets of $48.0 million. Interest income attributable to PPP loans amounted to $102,000 for the fiscal 2022 quarter compared with $460,000 for the 2021 quarter.

Total interest income was $44.8 million in the first nine months of 2022 compared with $44.0 million a year earlier, reflecting an increase in the total yield on average interest earning assets to 3.38% from 3.25% which was offset in part, by a decline in average interest earning assets of $33.7 million. Interest income attributable to PPP loans amounted to $802,000 for the first nine months of fiscal 2022 compared with $1.8 million for the comparable 2021 period.

Interest expense declined to $541,000 in the third quarter of 2022, compared with $1.3 million for the same period in 2021. The Company reduced its cost of interest-bearing liabilities to 0.16% from 0.36% a year earlier. In the nine months of 2022, interest expense declined to $2.1 million from $4.9 million in the nine months of 2021. The cost of interest-bearing liabilities declined, as did average interest-bearing liabilities, primarily reflecting significantly reduced certificates of deposit.

Net interest income after provision for loan losses for the three months ended June 30, 2022 was $15.0 million compared with $12.6 million for the three months ended June 30, 2021.There was no loan loss provision in the 2022 period, reflecting strong credit quality. The net interest margin for three months ended June 30, 2022 was 3.40% compared with 2.91% for the comparable period of fiscal 2021. The net interest rate spread improved to 3.36% in the third quarter of 2022, compared with 2.83% in the third quarter of 2021.

Net interest income after provision for loan losses for the nine months ended June 30, 2022 was $42.7 million compared with $36.7 million for the period in ended June 30, 2021. There was no loan loss provision in the first nine months of 2022. The net interest margin for the nine months ended June 30, 2022 was 3.22% compared with 2.89% for the comparable period of fiscal 2021. The net interest rate spread improved to 3.17% in the nine months ended June 30, 2022, compared with 2.79% in the same period of 2021.

Noninterest income was $2.1 million for the three months ended June 30, 2022, compared with $2.3 million for the three months ended June 30, 2021. For the nine months of 2022, noninterest income was $6.4 million compared with $8.9 million for the same period a year earlier. The decline in the year to date 2022 period primarily reflected lower gain on sale of originated residential mortgage loans as the Company retained most of its originated mortgages, as well as no gain on sale of investments, and lower commercial loan swap fees.

Noninterest expense in the third quarter of 2022 was $10.8 million compared to $10.0 million for the comparable quarter in 2021. Noninterest expense in the first nine months of 2022 was $31.5 million compared to $30.6 million in the comparable period for 2021.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $1.85 billion at June 30, 2022 compared with $1.86 billion at September 30, 2021, respectively. Decreases in cash and due from banks and investment securities available for sale were partially offset by increases in investment securities held to maturity and loans receivable. At June 30, 2022, cash and cash equivalents were $83.1 million.

Total net loans were $1.38 billion at June 30, 2022 and $1.34 billion at September 30, 2021. Residential real estate loans were $597.6 million at June 30, 2022, compared to $580.3 million at September 30, 2021. The Company sold $13.6 million in residential mortgage loans to the Federal Home Loan Bank (“FHLB”) of Pittsburgh during the nine months ended June 30, 2022, recording $239,000 in gains on the sale of these loans in noninterest income. Indirect auto loans declined by $8.6 million during the nine months ended June 30, 2022, reflecting expected runoff of the portfolio.

Commercial real estate loans increased to $649.3 million at June 30, 2022 compared with $591.1 million at September 30, 2021. Commercial loans were $42.7 million, compared with $63.5 million at September 30, 2021. The commercial loan decline primarily reflected a decrease of $20.7 million in PPP loans during fiscal 2022. Loans to states and political subdivisions were $40.5 million at June 30, 2022 compared to $56.2 million at September 30, 2021.

Loans remaining in forbearance at June 30, 2022 included $8.6 million in commercial real estate and $368,000 in commercial & industrial. In total, these loans represented 0.6% of total outstanding loans at June 30, 2022 compared to 2.3% at September 30, 2021.

Total deposits were $1.37 billion at June 30, 2022 compared with $1.64 billion at September 30, 2021. Core deposits (demand accounts, savings and money market) were $1.23 billion, or 89.5% of total deposits, at June 30, 2022. Noninterest bearing demand accounts were $305.4 million, up 17.2% from September 30, 2021. Interest bearing demand accounts declined to $311.3 million from September 30, 2021 as the Bank shifted $225.0 million in brokered deposits to FHLB advances. Money market accounts were $408.8 million, down 4.7% from September 30, 2021. Total borrowings increased to $225.0 million at June 30, 2022.

Asset quality improved due to repayment of two commercial real estate credits. Nonperforming assets were $8.1 million, or 0.43% of total assets at June 30, 2022 compared to $15.9 million or 0.88% of total assets at September 30, 2021. The allowance for loan losses to total loans was 1.31% at June 30, 2022.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 10.18% at June 30, 2022, exceeding regulatory standards for a well-capitalized institution.

Total stockholders’ equity increased $11.5 million to $213.3 million at June 30, 2022, from $201.8 million at September 30, 2021, primarily reflecting net income growth and an increase in comprehensive income, offset in part by dividends paid to shareholders and stock repurchases. Tangible book value per share at June 30, 2022 was $19.02 compared to $17.92 at September 30, 2021. Unrealized losses due to rising interest rates in the Company’s available for sale investment portfolio were more than offset by unrealized gains in the Company’s derivative balance sheet hedges.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. The Company has total assets of $1.8 billion and has 21 community offices throughout the Lehigh Valley, Greater Pocono, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2022	September 30, 2021

	(dollars in thousands)
ASSETS
Cash and due from banks	$67,553	$146,841
Interest-bearing deposits with other institutions	15,568	12,105

Total cash and cash equivalents	83,121	158,946
Investment securities available for sale, at fair value	200,882	240,581
Investment securities held to maturity, at amortized cost	58,792	21,483
Loans receivable (net of allowance for loan losses of $18,334 and $18,113)	1,380,164	1,340,853
Loans, held for sale	—	381
Regulatory stock, at cost	14,004	4,651
Premises and equipment, net	13,211	13,605
Bank-owned life insurance	38,048	37,481
Foreclosed real estate	75	461
Intangible assets, net	329	520
Goodwill	13,801	13,801
Deferred income taxes	2,355	4,613
Other assets	41,607	24,060

TOTAL ASSETS	$1,846,389	$1,861,436

LIABILITIES
Deposits	$1,371,325	$1,636,115
Short-term borrowings	225,000	—
Advances by borrowers for taxes and insurance	14,308	4,949
Other liabilities	22,493	18,550

TOTAL LIABILITIES	1,633,126	1,659,614

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	181,984	181,659
Unallocated common stock held by the
Employee Stock Ownership Plan (“ESOP”)	(6,575)	(6,915)
Retained earnings	134,767	124,342
Treasury stock, at cost	(98,071)	(98,127)
Accumulated other comprehensive income	977	682

TOTAL STOCKHOLDERS’ EQUITY	213,263	201,822

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,846,389	$1,861,436

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021

	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$13,615	$13,378	$40,464	$40,808
Investment securities:
Taxable	1,542	894	3,722	2,773
Exempt from federal income tax	12	40	50	121
Other investment income	330	91	579	276

Total interest income	15,499	14,403	44,815	43,978

INTEREST EXPENSE
Deposits	506	1,251	2,045	4,612
Short-term borrowings	35	—	35	209
Other borrowings	—	—	—	62

Total interest expense	541	1,251	2,080	4,883

NET INTEREST INCOME	14,958	13,152	42,735	39,095
Provision for loan losses	—	600	—	2,400

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,958	12,552	42,735	36,695

NONINTEREST INCOME
Service fees on deposit accounts	783	781	2,301	2,305
Services charges and fees on loans	571	450	1,399	1,367
Loan swap fees	58	1	207	622
Unrealized gains on equity securities	4	4	5	15
Trust and investment fees	386	398	1,232	1,074
Gain on sale of investments, net	—	42	—	459
Gain on sale of loans, net	—	250	239	1,737
Earnings on bank-owned life insurance	187	191	567	725
Insurance commissions	145	158	433	492
Other	12	18	43	147

Total noninterest income	2,146	2,293	6,426	8,943

NONINTEREST EXPENSE
Compensation and employee benefits	6,456	6,315	19,095	19,083
Occupancy and equipment	1,113	1,060	3,381	3,257
Professional fees	759	526	2,199	1,583
Data processing	1,207	1,169	3,538	3,390
Advertising	254	218	627	471
Federal Deposit Insurance Corporation (“FDIC”) premiums	148	280	432	834
Gain on foreclosed real estate	(60)	(534)	(180)	(639)
Amortization of intangible assets	59	69	191	204
Other	823	915	2,178	2,448

Total noninterest expense	10,759	10,018	31,461	30,631

Income before income taxes	6,345	4,827	17,700	15,007
Income taxes	1,306	801	3,456	2,506

NET INCOME	$5,039	$4,026	$14,244	$12,501

Earnings per share:
Basic	$0.51	$0.41	$1.46	$1.25
Diluted	$0.51	$0.41	$1.46	$1.25
Dividends per share	$0.15	$0.12	$0.39	$0.35

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2022	2021	2022	2021

	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,867,124	$1,907,294	$1,866,176	$1,903,806
Total interest-earning assets	1,766,197	1,814,203	1,768,970	1,802,703
Total interest-bearing liabilities	1,334,134	1,398,762	1,349,640	1,413,908
Total stockholders’ equity	214,978	200,092	210,554	197,403
PER COMMON SHARE DATA:
Average shares outstanding - basic	9,788,244	9,905,725	9,776,108	10,006,041
Average shares outstanding - diluted	9,790,209	9,907,788	9,778,158	10,008,729
Book value shares	10,470,741	10,570,536	10,470,741	10,570,536
Net interest rate spread:	3.36%	2.83%	3.17%	2.79%
Net interest margin:	3.40%	2.91%	3.22%	2.89%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531